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Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports First Quarter 2018 Results

•	First quarter 2018 net income of $24 million and EBITDA of $86 million

•	Diluted earnings per share of $0.38; 153 percent increase from prior year

•
Pulp contributed significant EBITDA; Forest Products delivered solid profitability despite duties on U.S. sales; High Purity Cellulose impacted by production issues in two facilities and a spike in energy costs

•	Integration of Tembec progressing as planned with significant contributions to first quarter profitability

•	$7 million of transformation and synergy savings achieved; on track to meet 2018 target of $40 million
JACKSONVILLE, Fla., May 7, 2018 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported first quarter 2018 net income of $24 million, or $0.38 per diluted common share compared to $10 million, or $0.15 per diluted common share in the first quarter of 2017, a 153 percent increase in diluted earnings per share. Increased earnings are primarily due to the impact of the November 2017 acquisition of Tembec Inc. (“Tembec”).
“Our first full quarter of operations following the acquisition of Tembec clearly demonstrates the accretive benefits of the enhanced scale and diversity of our combined business, as strength in our commodity segments offset temporary challenges in our High Purity Cellulose segment.  While I am disappointed with the production issues in our Jesup and Tartas facilities and an unexpected spike in natural gas distribution costs during the unusually cold January in the southeast U.S., I am confident that these issues are behind us,” said Paul Boynton, Chairman, President and Chief Executive Officer. “Importantly, robust pricing and profitability in our high yield pulp and lumber businesses are now expected to remain at elevated levels through the near term.  The integration of Tembec’s operations are proceeding in line with our expectations as we delivered over $7 million of savings during the quarter and anticipate that these results will accelerate through the year as we work to reach our $40 million target. Looking forward, I am confident in our ability to execute on our strategic plan for the full year.”
First Quarter Operating Results
In the following tables, the Company’s 2018 first quarter net sales and operating results are compared against the prior year comparable period results which preceded the acquisition of Tembec. In addition, the 2018 first quarter net sales and operating results are compared against the combined net sales and operating results which assume that the Company’s prior year comparable period had been combined with Tembec’s.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Net sales and operating income were comprised of the following for the three months ended:

Net sales (in millions)	March 31, 2018	March 25, 2017	Combined[1] March 25, 2017
High Purity Cellulose	$282	$201	$301
Forest Products	99	—	83
Pulp	85	—	64
Paper	76	—	72
Eliminations	(20)	—	(18)
Total net sales	$522	$201	$502

Operating income (loss) (in millions)	March 31, 2018	March 25, 2017	Combined[1] March 25, 2017
High Purity Cellulose	$21	$34	$50
Forest Products	10	—	6
Pulp	23	—	5
Paper	3	—	11
Corporate	(11)	(7)	(14)
Total operating income	$46	$27	$58

1 Combined net sales and operating income (loss) represents the combination of Tembec’s net sales and operating earnings as of March 25, 2017, adjusted to reflect the estimated conversion from International Financial Reporting Standards to U.S. Generally Accepted Accounting Principles for certain material amounts and translated at the historical quarterly average exchange rate of 0.7552, with the Company’s March 25, 2017 net sales and operating income. The adjustments represent the Company’s best estimates and are subject to change should additional information become available. The combined net sales and operating results of the Company and Tembec are presented for illustrative purposes only and do not necessarily reflect the net sales or operating results that would have resulted had the acquisition occurred for the period, nor project the results of operations for any future date or period.
High Purity Cellulose
First quarter 2018 sales were $282 million compared to $201 million for the 2017 comparable period, an increase of $81 million. The increase in net sales was primarily driven by increased sales volumes as a result of the acquisition of Tembec. Operating income for the quarter was $21 million compared to $34 million for the 2017 comparable period, a decrease of $13 million primarily driven by increased costs offset by additional contributions from Tembec.
On a combined basis, sales declined $19 million as sales price increases were offset by a 12 percent decline in sales volumes. The lower sales volumes were largely driven by production issues in Jesup and Tartas, both of which have been addressed. Operating income combined with Tembec declined $29 million driven by decreased sales volumes and increased raw material costs. Costs were impacted by a January spike in distribution costs for natural gas, because of unusually cold weather in the U.S. Southeast, along with increases to chemical pricing. The combination of the production issues and the spike in energy prices negatively impacted operating earnings by $15 million in the quarter.

Forest Products

First quarter 2018 net sales and operating income were $99 million and $10 million, respectively, as a result of the Tembec acquisition.
On a combined basis, first quarter 2018 net sales increased $16 million from the $83 million 2017 combined amount primarily due to a 30 percent increase in lumber prices. First quarter 2018 operating income increased $4 million from the $6 million 2017 combined amount primarily due to higher sales prices partially offset by duties for lumber exports to the U.S. and higher raw material costs.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Pulp
First quarter 2018 net sales and operating income were $85 million and $23 million, respectively, as a result of the Tembec acquisition.
On a combined basis, first quarter 2018 net sales increased $21 million from the $64 million 2017 combined amount primarily due to higher sales prices. First quarter 2018 operating income increased $18 million from the $5 million 2017 combined amount primarily due to higher sales prices slightly offset by higher costs.
Paper
First quarter 2018 net sales and operating income were $76 million and $3 million, respectively, as a result of the Tembec acquisition.
On a combined basis, first quarter 2018 net sales increased $4 million from the $72 million 2017 combined amount primarily due to higher sales prices. First quarter 2018 operating income decreased $8 million from the $11 million 2017 combined amount primarily due to higher pulp costs, a raw material in the production of paperboard, as well as, increased depreciation & amortization and duties for newsprint exports to the U.S.
Transformation and Synergy Savings
During the first quarter of 2018 the Company achieved approximately $7 million of its $40 million cost transformation target for 2018, excluding one-time costs, split roughly evenly between legacy actions and acquisition synergies. Savings were primarily driven by reduced corporate expenses and enhanced procurement practices. Synergy savings required approximately $1 million in one-time costs to achieve these results.
Non-Operating Expenses
Interest expense was $15 million for the first quarter 2018, an increase over the prior year of $6 million due to higher debt balances and interest rates associated with the debt used to finance the acquisition of Tembec.
Income Tax Expense
The Company’s effective tax rate was 28.7 percent for the first quarter of 2018, which compares to 45.3 percent during the prior year period. The decrease is primarily due to lower tax rates in the United States as a result of the Tax Cut and Jobs Act enacted in December 2017. Additionally, the first quarter of 2017 effective tax rate was unfavorably impacted by the accounting for 2014 employee incentive stock program, which did not pay out as a result of not meeting the required performance criteria.
Cash Flows and Liquidity
During the first quarter of 2018, the Company generated operating cash flows of $33 million and adjusted free cash flows of $13 million. Working capital used $39 million of cash in the quarter as a result of planned seasonal build to wood inventories in the Forest Products segment. Working capital is expected to moderate beginning in the second quarter. The Company ended the first quarter with adjusted net debt of $1,153 million and $306 million of total liquidity, including $89 million of cash and $217 million available under the revolving credit facility after taking into account outstanding letters of credit.
Outlook
High Purity Cellulose
Cellulose specialties prices are anticipated to decline 4 to 5 percent in 2018 with flat to slightly lower sales volumes. However, with the significant production issues resolved and energy prices returning to normal levels along with typical seasonality in the business, the Company expects improved profitability for the segment through the remainder of the year.

Forest Products
Lumber prices are expected to remain consistent with first quarter levels in the second quarter as seasonal demand and duties, imposed on Canadian lumber imports to the U.S., support prices. Increases in lumber prices have been offsetting the impact of duties. These duties are anticipated to affect approximately 50 percent of the sales in this segment and reduce EBITDA by approximately $30 million during 2018 with no impact to sales volumes.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Pulp
High-yield pulp prices are currently at historically high levels due to increased Chinese demand driven primarily by the reduction of imports of recycled fiber. Demand and prices are expected to remain strong in the second quarter before moderating in the back-half of the year.

Paper
In paperboard, markets are expected to remain stable to slightly improved though peak pulp prices, which benefit our high-yield pulp, will negatively impact the cost of raw materials. In newsprint, reduced industry production capacity and duties have led to higher prices. However, profitability is expected to remain flat due to the impact of duties.

Capital Allocation and Investment
The Company anticipates that it will spend approximately $100 to $110 million in maintenance capital expenditures across its businesses in 2018. In addition, the Company anticipates spending approximately $45 million on high-return strategic projects in 2018. These strategic opportunities are predominantly focused in the High Purity Cellulose and Forest Products segments with an average pay-back of less than 2 years.
“With strong pricing in high-yield pulp and lumber, the resolution of our production issues and energy prices reverting to normal levels, we expect results to improve significantly in the second quarter. As we continue through the year, financial results will be augmented by our integration efforts as transformation and synergy savings will provide additional benefits.” Boynton continued, “Lastly, we remain committed to our disciplined capital allocation strategy focused on reducing debt, investing in our business and returning capital to shareholders.”
Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) will host a conference call and live webcast at 10:00 a.m. ET on May 8 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.  A replay of this webcast will be archived on the company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Tuesday, May 22, 2018. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13679492.

About Rayonier Advanced Materials

Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generates approximately US$2 billion of pro forma revenues. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Our businesses we operate are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represent approximately 38% of our pro forma 2017 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could adversely affect our ability to access certain markets; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders; The inability to effectively integrate the Tembec acquisition, and any future acquisitions we may make, may affect our results; and, we may not achieve the benefits anticipated from our previously-announced transformation plan.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules D - E of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
March 31, 2018 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 25, 2017
Net Sales	$522	$349	$201
Cost of Sales	(442)	(310)	(164)
Gross Margin	80	39	37
Selling, general & administrative expenses	(23)	(39)	(9)
Duties	(8)	(1)	—
Other operating income (expense), net	(3)	2	(1)
Operating Income	46	1	27
Interest expense	(15)	(13)	(9)
Interest income and other expenses, net	3	—	—
Gain on bargain purchase	—	317	—
Gain (loss) on derivative instrument	—	(8)	—
Income Before Income Taxes	34	297	18
Income tax expense	(10)	(2)	(8)
Net Income Attributable to Rayonier Advanced Materials Inc.	$24	$295	$10
Mandatory convertible stock dividends	(3)	(4)	(3)
Net Income Available to Rayonier Advanced Materials Inc. Common Stockholders	$21	$291	$7

Earnings Per Share of Common Stock
Basic earnings per share	$0.41	$6.31	$0.15
Diluted earnings per share	$0.38	$5.01	$0.15

Adjusted net income per share (a)	$0.38	$0.50	$0.15

Shares Used for Determining
Basic EPS	51,127,726	46,179,253	42,348,148
Diluted EPS	63,977,952	58,937,310	43,096,360

(a)	Adjusted net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
March 31, 2018 (Unaudited)
(millions of dollars)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$89	$96
Other current assets	616	550
Property, plant and equipment, net	1,409	1,408
Other assets	580	589
	$2,694	$2,643
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$11	$9
Other current liabilities	331	298
Long-term debt and capital lease obligations	1,226	1,232
Non-current liabilities for disposed operations	149	151
Other non-current liabilities	255	259
Total stockholders’ equity	722	694
	$2,694	$2,643
Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
March 31, 2018 (Unaudited)
(millions of dollars)

	Three Months Ended
	March 31, 2018	March 25, 2017
Cash Provided by Operating Activities:
Net income	$24	$10
Depreciation and amortization	37	22
Other items to reconcile net income to cash provided by operating activities	11	11
Changes in working capital and other assets and liabilities	(39)	(5)
	33	38
Cash Used for Investing Activities:
Capital expenditures	(29)	(14)
	(29)	(14)
Cash Used for Financing Activities:
Changes in debt	(2)	(2)
Dividends paid	(7)	(3)
Common stock repurchased	(3)	—
	(12)	(5)
Cash and Cash Equivalents:
Change in cash and cash equivalents	(8)	19
Net effect of foreign exchange on cash and cash equivalents	1	—
Balance, beginning of year	96	326
Balance, end of period	$89	$345

B

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
March 31, 2018 (Unaudited)

	Three Months Ended
	March 31, 2018	March 25, 2017	Combined March 25, 2017
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,375	$1,473	$1,372
Commodity Products	803	718	779
Forest Products ($ per thousand board feet):
Lumber	480	—	368
Pulp ($ per metric ton):
High-Yield pulp	654	—	482
Paper ($ per metric ton):
Paperboard	1,154	—	1,096
Newsprint	530	—	456

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	152	107	158
Commodity Products	53	59	75
Forest Products (millions of board feet):
Lumber	163	—	163
Pulp (thousands of metric tons):
High-Yield pulp	120	—	121
Paper (thousands of metric tons):
Paperboard	41	—	48
Newsprint	52	—	43

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
March 31, 2018 (Unaudited)
(millions of dollars)

EBITDA by Segment (a):
Three Months Ended:	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
March 31, 2018
Net Income	$10	$23	$5	$25	$(39)	$24
Depreciation and amortization	2	1	5	29	—	37
Interest expense, net	—	—	—	—	15	15
Income tax expense	—	—	—	—	10	10
EBITDA	$12	$24	$10	$54	$(14)	$86

March 25, 2017
Net Income	$—	$—	$—	$33	$(23)	$10
Depreciation and amortization	—	—	—	22	—	22
Interest expense, net	—	—	—	—	8	8
Income tax expense	—	—	—	—	8	8
EBITDA	$—	$—	$—	$55	$(7)	$48

(a)	Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission.

	Three Months Ended
Adjusted Free Cash Flows (b):	March 31, 2018	March 25, 2017
Cash provided by operating activities	$33	$38
Capital expenditures	(20)	(14)
Adjusted Free Cash Flows	$13	$24

(b)
We define adjusted free cash flows as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (c):	March 31, 2018	December 31, 2017
Current maturities of long-term debt	$11	$9
Long-term debt & capital lease obligation	1,226	1,232
Total debt	1,237	1,241
Original issue discount, premiums and debt issuance costs	5	5
Cash and cash equivalents	(89)	(96)
Adjusted Net Debt	$1,153	$1,150

(c)
We define adjusted net debt as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 31, 2018 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2018		December 31, 2017		March 25, 2017
Adjusted Operating Income and Adjusted Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$46		$1		$27
Acquisition related costs	—		21		—
Inventory write-up to fair value	—		23		—
Adjusted Operating Income	$46		$45		$27

Net Income	$24	$0.38	$295	$5.01	$10	$0.15
Gain on bargain purchase	—	—	(317)	(5.37)	—	—
Acquisition related costs	—	—	21	0.36	—	—
Inventory write-up to fair value	—	—	23	0.39	—	—
Loss (Gain) on derivative instrument	—	—	8	0.14	—	—
U.S. tax reform impact	—	—	11	0.19	—	—
Tax effects of adjustments	—	—	(12)	(0.22)	—	—
Adjusted Net Income	$24	$0.38	$29	$0.50	$10	$0.15

(a)
Adjusted operating income is defined as operating income adjusted for acquisition related costs and fair market valuation of inventory. Adjusted net income is defined as net income adjusted net of tax for gain on bargain purchase, acquisition related costs, fair market valuation of inventory, and loss (gain) on derivative. Adjusted operating income and adjusted net income are not necessarily indicative of results that may be generated in future periods.

E